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BROCKER
Technology Group


BROCKER INITIATES E-COMMERCE PARTNERSHIP FOR ASIA

Auckland, NZ - March 15, 2000. Brocker Technology Group Ltd. (TSE: BKI, http://www.brockergroup.com) ("Brocker") is pleased to announce a partnership between Brocker's Application Development Group and Vista Entertainment Systems Limited ("Vista") to sell e-commerce solutions into Asia with an initial product launch called Powercall Movieline.

Powercall Movieline is a software product which integrates telephone calls from customers to the information systems of a cinema complex (or similar business). This e-commerce solution enables individual customers to reserve and purchase specific seats in the cinema or auditorium and facilitates the credit card transactions for payment.

Vista is a joint venture between Force Corporation and Madison Systems Ltd ("Madison"). Force Corporation is the largest owner of Cinema Chains in New Zealand (an estimated market of over one million potential individual customers). Madison (www.madison.co.nz) is an experienced professional services business with substantial expertise in this vertical market. The partnership will allow Madison to incorporate Powercall Movieline technology within a broader business solution designed for large customers in the entertainment industry.

Nick Holdaway, of Madison explains "Our partnership with Brocker is based on our confidence of the robust nature of the Powercall Movieline e-commerce solution. We have had good success enjoying very efficient installations around the world in the entertainment industry that have been completed on time and on budget, with satisfied customers."

Brocker and Madison have recently completed sales and installation of Powercall Movieline to large cinema chains in South America and Australasia (estimated markets of over five million potential individual customers), including cinemas owned and operated by Force Corporation.

Nick Lyttle of Brocker's Application Development Group, says "Aggressive marketing efforts and sales activity is beginning to show positive results. Further sales are pending and we are confident that strong sales momentum can be maintained through working closely with specialist industry partners. Brocker continues to advance as an innovator in the e-commerce marketplace."

For more information please contact:
Nigel Murphy
Marketing Communications Manager
Brocker Technology Group Ltd
Email nmurphy@brockergroup.com

Brocker Technology Group Ltd is an investor, manager and innovator in the technology and telecommunications industries of New Zealand and Australia. Brocker is a public company listed on the Toronto Stock Exchange.

Note: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

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